UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2019

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38129	04-3562403
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA 02139
Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 498-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MRSN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2019, Mersana Therapeutics, Inc. (the “Company”) announced that Wayne Foster, Vice President of Finance and the Company’s principal accounting officer, would be departing the Company as of September 30, 2019, and in connection with that departure, Mr. Foster will stop serving as the Company’s principal accounting officer following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, timing for which will be publicly announced in the near term.  As of that date, Ashish Mandelia, age 45, who was appointed Vice President, Controller in July 2019, will become the Company’s new principal accounting officer.  Mr. Mandelia previously served as Senior Director, Technical Accounting at TESARO, Inc., where he worked for more than two years.  Prior to joining TESARO, Inc., Mr. Mandelia held roles of increasing responsibility over the course of 12 years at PwC in its Boston and London offices.

There is no arrangement or understanding between Mr. Mandelia and any other person pursuant to which Mr. Mandelia was selected as the Company’s Vice President, Controller or principal accounting officer.  There are no related party transactions between the Company and Mr. Mandelia reportable under Item 404(a) of Regulation S-K and no family relationships between Mr. Mandelia and any of the Company’s directors or officers.

In connection with his hiring, the Company entered into an employment agreement with Mr. Mandelia on June 27, 2019 (the “Employment Agreement”).  The Employment Agreement entitles Mr. Mandelia to a base salary of at least $245,000.00 per year and makes him eligible to receive an annual discretionary performance bonus targeted at 30% of his base salary, subject to the achievement of performance goals determined by the Compensation Committee of the Company’s board of directors. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion, subject to the terms and conditions of any applicable bonus plan in effect from time to time.

Pursuant to the Employment Agreement, Mr. Mandelia has received an option to purchase 71,750 shares of the Company’s common stock, which will be issued pursuant to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan. The option will vest as to 25% of the shares on the first anniversary of the grant date and the remainder will vest in equal quarterly installments over the next three years, subject to Mr. Mandelia’s continued employment with the Company.

Under the terms of the Employment Agreement, in the event that Mr. Mandelia’s employment with the Company is terminated by the Company without cause, he will be eligible to receive, for six months following the date of termination, (i) his base salary as in effect on the date of termination and (ii) provided that he timely elects to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, a portion of the COBRA or applicable state law premium contributions equal to the excess of the cost of such premiums for himself, his spouse and dependents over the amount that he would have paid for such coverage had he remained continuously employed by the Company.

In the event that Mr. Mandelia is terminated without cause on or within 12 months following a change in control of the Company, in lieu of the payments described above, Mr. Mandelia will be eligible to receive (i) a lump sum cash severance payment equal to the sum of (A) six months of his base salary and (B) 0.5 (one-half) times his annual target bonus, in each case as in effect on the date of termination, and (ii) for a period of six months following termination, provided that he timely elects to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, a portion of the COBRA or applicable state law premium contributions equal to the excess of the cost of such premiums for himself, his spouse and dependents over the amount that he would have paid for such coverage had he remained continuously employed by the Company. Additionally, Mr. Mandelia’s stock options and other equity-based awards, to the extent outstanding immediately prior to his termination, will be treated as having vested in full as of immediately prior to his termination.

Mr. Mandelia’s entitlement to each payment described in the two foregoing paragraphs is conditioned on his execution of a release of claims in favor of the Company and his continued compliance with a confidentiality agreement.

As a condition to his employment, Mr. Mandelia entered into a Nondisclosure and Assignment of Intellectual Property Agreement with the Company.  Additionally, Mr. Mandelia and the Company will enter into an indemnification agreement, which will provide indemnification protection for Mr. Mandelia in connection with his service as principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERSANA THERAPEUTICS, INC.

By:	/s/ Brian DeSchuytner
Brian DeSchuytner
Senior Vice President of Finance & Product Strategy

Date: July 26, 2019